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Exhibit 99

For Immediate Release

Contact:
Matthew Shepherd
678-942-2683
mshepherd@netbank.com

NetBank, Inc. Reports $.32 EPS for Third Quarter 2003

Dividend of $.02 per Share Declared
For Shareholders of Record on November 15, 2003

ATLANTA (October 22, 2003) NetBank, Inc. (Nasdaq: NTBK), parent company of the country's first commercially successful Internet bank, NetBank®(www.netbank.com), today reported record earnings for the third quarter of 2003.

Net income totaled $15.6 million or $.32 per share for the third quarter, compared to $8.5 million or $.17 per share for the same period in 2002. Year-to-date, the company has recorded net income of $40.5 million or $.83 per share, compared to a net loss of $28.4 million or $.66 per share a year ago. (Last year's results included transaction and balance sheet repositioning charges related to the company's acquisition of Resource Bancshares Mortgage Group, Inc., which closed on March 31, 2002.)

Based on the company's continued strong financial performance, the board of directors approved a dividend of $.02 per share payable to shareholders of record on November 15, 2003. The dividend will be disbursed on December 15, 2003.

Additional highlights of the quarter include:

  •
  A quarter-over-quarter increase in the bank's net interest income of $3.3 million or 31%;

  •
  An improvement of 35 basis points (bps) in the bank's net interest margin;

  •
  Strategic retention by the bank of $586 million in company-originated loans;

  •
  Record mortgage production of $5.7 billion, including record originations through the non-conforming channel of $589 million; and

  •
  An annualized balance sheet turn of 3.9 times based on record loan and mortgage servicing rights sales of $4.9 billion.

Management Commentary

"We had another tremendous quarter," said Douglas K. Freeman, chairman and chief executive officer. "As expected, our mortgage operations posted record results. We succeeded in taking full advantage of the high production levels by keeping costs in check and maximizing our income margins. Although impressive, these results should not overshadow the success we are seeing in our other business segments, especially within the retail bank."

"The bank's net interest income and margin have improved significantly as we have rebuilt the bank's balance sheet with lower-risk, internally originated loans," said Steven F. Herbert, chief finance executive. "From an operational standpoint, the bank achieved profitability this quarter. The bank reported a loss at the bottom line only because we made a strategic decision to pay off some of the bank's higher-rate funding lines and incur prepayment penalties, which better positions the bank for the future."

"We committed to our investors to move toward a more balanced business model, where in time all of our business segments will contribute more equally to earnings," Freeman concluded. "Results at the bank and elsewhere show that we are making progress in reaching this goal. We have used this year's record results to invest prudently in the company's long-term profit potential. There can be no doubt that we are better positioned today than ever before to compete in any economic environment."

Noteworthy Transactions

The company elected to pay off a large portion of the bank's remaining higher-cost, fixed-rate advances from the Federal Home Loan Bank. The bank incurred prepayment penalties of $4.3 million on the extinguishment of $244 million in debt during the third quarter. Management has executed similar transactions in the past and believes early retirement of these advances will improve the bank's profitability by lowering its overall interest expense.

Impairment on mortgage servicing rights, net of hedge results, totaled $19.1 million. Approximately $9.7 million of this total related to the company's implementation of a more robust, dynamic prepayment modeling system and recognition of a higher cost to service certain loans in the company's portfolio. With this additional charge, the company moved toward the more conservative end of a relevant valuation range.

The company repurchased 238,000 shares of its common stock during the quarter. The shares were bought at an average price of $12.29. Since August 2002, the company has repurchased 2,535,300 shares. An additional 1,464,700 shares remain available for repurchase under current board authorizations. Management will make additional purchases at its discretion in the public market or through private transactions.

Retail Bank Operations

        Table 1 summarizes the company's retail bank operation. Net interest income, after provision for credit losses, rose to $13.6 million, representing a quarter-over-quarter increase of $3.3 million or 31%. The bank's net interest margin climbed to 154 bps, an increase of 35 bps, while non-interest expense dropped to 140 bps, a decrease of 16 bps. Management credits these improvements to its ongoing strategy of reducing the bank's higher-cost, fixed-rate debt and rebuilding the bank's balance sheet with select, company-originated loans. Over the long-term, management anticipates continued expansion of the bank's core balance sheet to effectively deploy the bank's growing deposit base.

As detailed in the "Noteworthy Transactions" section above, the bank incurred prepayment penalties of $4.3 million on the retirement of certain higher-rate debt. The decision to prepay these advances was deliberate and part of management's strategy to better position the bank for the future.

  Table 1

RETAIL BANK OPERATIONS
(Dollars in thousands)

	Quarter ended 09/30/03	Quarter ended 06/30/03	Change
Net interest income	$16,177	$11,254	$4,923
Provision for credit losses	(2,542)	(872)	(1,670)

Net interest income after provision for credit losses	13,635	10,382	3,253
Gain (loss) on sale of loans	30	(187)	217
Service charges and fees	2,732	3,080	(348)

Total revenues	16,397	13,275	3,122
Total expenses	14,631	14,718	(87)

Pre-tax income (loss) before net gain (loss) on securities and debt	1,766	(1,443)	3,209
Net gain (loss) on securities and debt	(4,316)	(913)	(3,403)

Pre-tax loss	$(2,550)	$(2,356)	$(194)

Earning assets	$4,189,997	$3,776,594	$413,403

Net interest income to earning assets	1.54%	1.19%	0.35%
Net interest income after provision to earning assets	1.30%	1.10%	0.20%
Service charges and fees to earning assets	0.26%	0.33%	(0.07%)
Expenses to earning assets	1.40%	1.56%	(0.16%)

During the quarter, total deposits rose to $2.5 billion, representing an increase of $47.5 million. Retail deposits increased by $119.6 million or 23% on an annualized basis. Small business deposits rose to $17.5 million, an increase of $13.3 million. These gains were partly offset by an $85.4 million reduction in escrow deposits held for the company's mortgage operations. At quarter-end, the average account balance for the bank's retail customers totaled $9,457 and for small business customers $17,648.

The bank's indirect auto lending division, Dealer Financial Services, generated $38.9 million of loans during the quarter, its first full quarter of operations. Its production in September totaled $19.8 million compared to $3.5 million in June.

The bank is still in litigation over its investment in leases originated by Commercial Money Center, Inc. (CMC). No material developments have occurred since last quarter in the CMC bankruptcy proceeding or the multi district litigation (MDL) against the insurance companies that guaranteed payments on the leases. Discovery is continuing in the MDL. Guarantors on the bank's leases are Illinois Union Insurance Company, an affiliate of ACE INA Group (NYSE: ACE); Safeco Insurance Company, an affiliate of Safeco (Nasdaq: SAFC); and Royal Indemnity Company, an affiliate of Royal and Sun Alliance Group (NYSE: RSA).

Based on the non-accrual status of the leases and legal expenses, the CMC litigation impacted the company's quarterly performance by $1.4 million, pre-tax, or $.02 per share. The bank remains confident that it will ultimately prevail against the guarantors. The company filed a Form 8-K on June 16, 2003, providing an update on the litigation. Interested parties may review this document for additional information on the matter.

Mortgage Banking Operations

The company's combined mortgage operations posted record production and sales during the quarter. Production totaled $5.7 billion, representing a quarter-over-quarter increase of $80.0 million. Sales totaled $5.5 billion, an increase of $715 million or 15%. (Sales reported at this level include $543 million in loans sold to NetBank.) The combined operations averaged a 50:50 ratio between purchase and refinancing business for the quarter.

Table 2 provides an overview of the company's conforming mortgage business. Production totaled $5.1 billion, representing a slight decrease from last quarter's record number. Sales totaled a record $5.1 billion, an increase of $888 million or 21%. Competitive pressures remained low due to high loan volumes experienced industrywide. As a result, the conforming operation continued to enjoy greater leverage over its cost structure and wider income margins. The operation's pre-tax margin totaled 113 bps, an increase of 14 bps from last quarter.

  Table 2

PRIME & CONFORMING MORTGAGE PRODUCTION
(Dollars in thousands)

	Quarter ended 9/30/03		Quarter ended 6/30/03		Change
	Dollars	bps	Dollars	bps	Dollars	bps
Production	$5,092,490		$5,093,189		$(699)

Sales	5,131,811		4,244,289		887,522

Production revenues	$90,647	177	$63,939	151	$26,708	26
Production expenses	32,447	64	26,469	52	5,978	12

Pre-tax margin	$58,200	113	$37,470	99	$20,730	14

Table 3 summarizes the company's non-conforming business. Production totaled a record $589 million, representing a quarter-over-quarter increase of $81 million or 16%. Management stimulated non-conforming production through more competitive pricing. This change led to a quarter-over-quarter decrease of 37 bps in the operation's revenue margin. But, the increased production provided the operation with greater leverage over its cost structure, resulting in a 1 bp improvement in pre-tax income from last quarter.

Sales totaled $332 million, representing a quarter-over-quarter decrease of $172 million or 34%. Management deliberately slowed non-conforming sales in response to the record sales activity within the conforming channel. As a result of this decision, the non-conforming operation posted a loss at the bottom line. Non-conforming sales and profitability will likely accelerate over the next few quarters to catch up with recent production.

  Table 3

NON-CONFORMING MORTGAGE PRODUCTION
(Dollars in thousands)

	Quarter ended 9/30/03		Quarter ended 6/30/03		Change
	Dollars	bps	Dollars	bps	Dollars	bps
Production	$589,033		$508,341		$80,692

Sales	332,697		505,151		(172,454)

Production revenues	$10,026	301	$17,061	338	$(7,035)	(37)
Production expenses	12,123	206	12,422	244	(299)	(38)

Pre-tax margin	$(2,097)	95	$4,639	94	$(6,736)	1

(Note: production revenues in bps is calculated using quarterly sales volume as the denominator. Production expenses in bps is calculated with quarterly production volume as the denominator. Pre-tax margin in bps is the difference between the two.)

Table 4 provides an overview of the company's servicing operation. Fundamentals in this operation continue to improve as management grows the overall size of the servicing portfolio. Servicing revenue totaled $11.2 million, representing a quarter-over-quarter increase of $1.4 million or 15%. The pre-tax servicing margin improved by 2 bps from last quarter. Heightened prepayment activity continued throughout the quarter. Impairment charges, net of hedge results, totaled $19.1 million. As detailed in the "Noteworthy Transactions" section above, the company booked additional impairment charges of $9.7 million due to implementation of a more robust, dynamic prepayment modeling system and recognition of a higher cost to service certain loans in the company's portfolio.

  Table 4

LOAN SERVICING
(Dollars in thousands)

	Quarter ended 09/30/03	Quarter ended 06/30/03	Change
Servicing revenue	$11,157	$9,737	$1,420
Servicing expenses:
Operating expenses	8,369	7,210	1,159
Amortization	7,147	6,828	319

Total servicing expenses	15,516	14,038	1,478

Pre-tax servicing margin	(4,359)	(4,301)	(58)
Loss on sale of servicing rights	—	—	—
Impairment, net of hedge results	(19,078)	(9,273)	(9,805)

Net pre-tax loss	$(23,437)	$(13,574)	$(9,863)

Held for sale	$281,946	$330,594	$(48,648)
Available for sale	10,990,711	9,187,797	1,802,914

UPB underlying MSRs	11,272,657	9,518,391	1,754,266
Work-in-process and whole loans	2,396,641	2,414,096	(17,455)
NetBank whole loans	996,158	540,279	455,879
Non-conforming	439,576	183,556	256,020
Sold but not transferred	833,827	753,718	80,109
Third-party subservicing	876,210	1,041,870	(165,660)

Total loans serviced	$16,815,069	$14,451,910	$2,363,159

Net pre-tax servicing margin to total loans serviced	(0.10%)	(0.12%)	0.02%

Transaction Processing

The company's transaction processing business continued to grow during the quarter. Resource Mortgage Solutions (RMS) processed a record $241 million in conforming loans, representing a quarter-over-quarter increase of $63 million or 36%. RMS now has a total of 437 relationships, representing an increase of 27 relationships over last quarter.

The company recently executed a definitive agreement to acquire Financial Technologies, Inc. (FTI), a nationwide provider of ATM and merchant processing services. FTI currently has more than 4,300 ATMs in deployment. Management believes FTI's processing solutions complement the company's own small business banking and RMS initiatives. FTI has a track record of profitability and the deal is expected to be immediately accretive. Pending regulatory approval, the transaction is expected to close during the fourth quarter. For additional information, please see the company's press release dated October 6, 2003, "NetBank, Inc. Reaches Definitive Agreement to Acquire Financial Technologies, Inc."

Next Quarter Earnings Outlook

Based on the 10 equity analysts who actively cover the company, EPS estimates for the fourth quarter range from $.21 to $.27. As of today, the consensus estimate is $.24. Management's outlook for the company's business segments through the end of the year suggests that the current range is reasonable.

Supplemental Financial Data

Management has updated the quarterly financial data available on its Web site. This data provides further detail on the performance of the company's different business channels over the past five quarters. It is intended to supplement the information in this announcement and give interested parties a better understanding of the company's operations and financial trends.

Interested parties can find this quarterly supplement on the company's Web site at www.netbank.com. Go to "About NetBank" and then "Investor Relations." The material is accessible through the link titled "Financial Data."

Within this same area, the company posts a monthly statistical report, which is intended to give individuals a means of tracking the company's performance during a quarter. The monthly report is published directly to the Web site no later than the 15th of each month.

Conference Call Information

        Management has scheduled a conference call to discuss the quarterly results with financial analysts, media and other interested parties. The call will be held today at 10 a.m. EDT.

Call Title: Call Leader: Passcode: Toll-Free: International: One-Week Replay:	NetBank, Inc. Earnings Announcement Douglas K. Freeman NetBank 888-469-3144 +1-773-756-4702 1-800-842-6143

The company will audiocast the call on its Web site within the "Investor Relations" area. Individuals who cannot participate in the live call may e-mail their questions to investorrelations@netbank.com. Questions must be received before 8:30 a.m. EDT for inclusion in the discussion.

About NetBank, Inc.

NetBank, Inc. (Nasdaq: NTBK) operates with a revolutionary business model through a diverse group of complementary financial services businesses that leverage technology for more efficient and cost effective delivery of services. Its major subsidiaries include NetBank® (www.netbank.com), the country's first commercially successful Internet bank; RBMG, Inc., a wholesale mortgage lender that generates residential mortgages through a nationwide network of independent brokers and correspondent lenders; Market Street Mortgage Corporation, a retail residential mortgage lender that conducts business in 39 states; Meritage Mortgage Corporation, a wholesale mortgage lender that originates non-conforming residential mortgages through a nationwide network of independent brokers; Republic Leasing Company, Inc., a wholesale originator and servicer of commercial business equipment leases; and NetInsurance, Inc. (formerly known as RBMG Insurance Services, Inc.), an online insurance agency representing some of the nation's leading insurance companies. NetBank is a Member FDIC. NetBank, RBMG®, Market Street Mortgage® and Meritage® are Equal Housing Lenders.

###

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Information in this press release about the company's effort to 1) pay dividends whenever the company's performs well financially; 2) have earnings comprised of equal contributions from its different businesses; 3) position the company to compete in any economic environment; 4) improve the bank's profitability by prepaying high-rate funding lines; 5) repurchase additional shares of the company's common stock; 6) prevail in the CMC litigation; 7) achieve higher profitability in its non-conforming operation; 8) close the FTI acquisition in the fourth quarter; and 9) meet the current fourth-quarter consensus estimate are "forward-looking statements" involving risks and uncertainties that could cause actual results to differ materially. Potential risks include, but are not limited to: 1) and 5) a change in the company's current capital management strategy; 2) a lack of earnings growth from the bank and other initiatives; 3) unexpected performance in different economic environments; 4) unforeseen developments that effect the bank's profitability; 6) a ruling against the bank in the CMC litigation; 7) unforeseen developments that effect the non-conforming operation's profitability; 8) a decision by the bank's regulators to delay or disapprove the FTI transaction; and 9) unforeseen developments that effect the company's profitability. The company has no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties facing NetBank, Inc., see "Risk Factors" in the company's SEC filings.

NetBank, Inc.
Consolidated Statements of Operations
For the Three Months Ended September 30,
(Unaudited and in 000's except per share data)

	2003					2002
	Retail banking	Mortgage banking	Other	Eliminations	NetBank, Inc.	NetBank, Inc.
Interest income:
Loans and leases	$18,375	$36,380	$370	$34	$55,159	$39,666
Investment securities	3,687	15	—	—	3,702	7,822
Short-term investments	49	7	2	—	58	479
Inter-company	13,287	53	82	(13,422)	—	—

Total interest income	35,398	36,455	454	(13,388)	58,919	47,967
Interest expense:
Deposits	12,293	—	—	—	12,293	13,909
Other borrowed funds	6,963	2,420	283	—	9,666	11,244
Inter-company	(35)	13,049	408	(13,422)	—	—

Total interest expense	19,221	15,469	691	(13,422)	21,959	25,153
Net interest income	16,177	20,986	(237)	34	36,960	22,814
Provision for credit losses	2,542	(5)	—	—	2,537	(95)

Net interest income after provision for credit losses	13,635	20,991	(237)	34	34,423	22,909
Non-interest income:
Service charges and fees	2,041	9,909	155	(88)	12,017	10,601
Gains (losses) on sales of loans and MSRs	30	78,107	71	(2,294)	75,914	35,225
Other Income	691	8,004	22	—	8,717	11,369
Gain on sales of securities	—	—	—	—	—	7,638

Total non-interest income	2,762	96,020	248	(2,382)	96,648	64,833
Non-interest expense:
Salaries and benefits	4,208	31,757	1,102	—	37,067	28,024
Customer service	2,672	—	12	—	2,684	3,447
Loan servicing	550	—	—	—	550	1,155
Marketing costs	931	736	321	—	1,988	1,454
Data processing	2,147	1,478	13	—	3,638	3,453
Depreciation and amortization	1,655	1,806	602	—	4,063	3,769
Impairment and amortization of MSRs	—	31,195	—	—	31,195	10,828
Office expenses	435	1,690	44	—	2,169	2,400
Occupancy	451	5,042	85	—	5,578	4,929
Travel and entertainment	82	1,044	58	—	1,184	872
Professional fees	1,046	3,985	486	—	5,517	2,935
Other	454	5,612	351	(88)	6,329	3,327
Prepayment penalties on the early extinguishment of debt	4,316	—	—	—	4,316	7,451

Total non-interest expense	18,947	84,345	3,074	(88)	106,278	74,044

Income (loss) before income taxes	(2,550)	32,666	(3,063)	(2,260)	24,793	13,698
Income tax (expense) benefit	1,094	(12,316)	1,176	842	(9,204)	(5,181)

Net income (loss)	$(1,456)	$20,350	$(1,887)	$(1,418)	$15,589	$8,517

Net income per common and potential common shares outstanding:
Basic					$0.33	$0.17
Diluted					$0.32	$0.17
Weighted average common and potential common shares outstanding:
Basic					47,829	49,778
Diluted					48,590	50,141

NetBank, Inc.
Consolidated Statements of Operations
For the Nine Months Ended September 30,
(Unaudited and in 000's except per share data)

	2003					2002
	Retail banking	Mortgage banking	Other	Eliminations	NetBank, Inc.	NetBank, Inc.
Interest income:
Loans and leases	$45,200	$92,662	$402	$59	$138,323	$94,608
Investment securities	15,607	55	—	—	15,662	24,255
Short-term investments	263	12	2	—	277	2,121
Inter-company	33,110	135	948	(34,193)	—	—

Total interest income	94,180	92,864	1,352	(34,134)	154,262	120,984
Interest expense:
Deposits	37,273	—	—	—	37,273	41,692
Other borrowed funds	20,534	6,110	1,174	—	27,818	38,323
Inter-company	845	32,330	1,018	(34,193)	—	—

Total interest expense	58,652	38,440	2,192	(34,193)	65,091	80,015

Net interest income	35,528	54,424	(840)	59	89,171	40,969
Provision for credit losses	4,263	36	—	—	4,299	26,432

Net interest income after provision for credit losses	31,265	54,388	(840)	59	84,872	14,537
Non-interest income:
Service charges and fees	6,744	29,066	155	(170)	35,795	26,559
Gains (losses) on sales of loans and MSRs	26	188,859	—	(4,424)	184,461	70,403
Other Income	2,110	12,560	26	—	14,696	12,367
Gain on sales of securities	11,394	—	—	—	11,394	5,781

Total non-interest income	20,274	230,485	181	(4,594)	246,346	115,110
Non-interest expense:
Salaries and benefits	12,366	84,131	2,455	—	98,952	61,707
Customer service	8,270	—	12	—	8,282	10,220
Loan servicing	1,711	—	—	—	1,711	5,312
Marketing costs	3,603	2,349	367	—	6,319	4,739
Data processing	7,214	4,423	22	—	11,659	9,264
Depreciation and amortization	5,068	5,214	972	—	11,254	11,985
Impairment and amortization of MSRs	—	58,530	—	—	58,530	18,332
Office expenses	1,251	6,185	98	—	7,534	6,076
Occupancy	1,347	12,622	162	—	14,131	11,777
Travel and entertainment	259	2,741	129	—	3,129	2,042
Professional fees	2,164	8,583	1,372	—	12,119	6,431
Other	1,305	14,924	1,073	(170)	17,132	6,862
Prepayment penalties on the early extinguishment of debt	16,267	—	—	—	16,267	9,944
Acquisition & severance costs	—	—	—	—	—	10,085

Total non-interest expense	60,825	199,702	6,662	(170)	267,019	174,776

Income (loss) before income taxes	(9,286)	85,171	(7,321)	(4,365)	64,199	(45,129)
Income tax (expense) benefit	3,994	(32,013)	2,697	1,627	(23,695)	16,721

Net income (loss)	$(5,292)	$53,158	$(4,624)	$(2,738)	$40,504	$(28,408)

Net income (loss) per common and potential common shares outstanding:
Basic					$0.84	$(0.66)
Diluted					$0.83	$(0.66)
Weighted average common and potential common shares outstanding:
Basic					48,039	42,830
Diluted					48,661	42,830

NetBank, Inc.
Condensed Consolidated Balance Sheets
As of September 30,
(Unaudited and in 000's except per share data)

	2003					2002
	Retail banking	Mortgage banking	Other	Eliminations	NetBank, Inc.	NetBank, Inc.
Assets
Cash and cash equivalents:
Cash and due from banks	$9,644	$16,332	$238	$(1,319)	$24,895	$124,984
Federal funds sold	18,576	365	—	—	18,941	133,205

Total cash and cash equivalents	28,220	16,697	238	(1,319)	43,836	258,189
Investment securities available for sale-at fair value	320,899	9	—	—	320,908	673,272
Stock of Federal Home Loan Bank of Atlanta-at cost	68,060	—	—	—	68,060	33,305
Investment in subsidiaries	215,698	—	594,128	(809,826)	—	—
Loans held for sale	17,701	2,619,921	1	(4,992)	2,632,631	1,230,220
Loans and leases receivable-net of allowance for losses	1,629,153	1,116	2	—	1,630,271	960,207
Mortgage servicing rights	—	140,905	—	—	140,905	60,001
Accrued interest receivable	8,604	8,592	145	—	17,341	14,722
Furniture, equipment, and capitalized software	13,265	34,706	4,015	—	51,986	41,823
Goodwill and other intangibles	2,672	42,346	265	—	45,283	41,203
Due from servicers and investors	19,681	22,122	177	121	42,101	76,930
Due from intercompany	2,125,964	4,500	9,718	(2,140,182)	—	—
Other assets	21,191	35,563	10,528	—	67,282	88,447

Total assets	$4,471,108	$2,926,477	$619,217	$(2,956,198)	$5,060,604	$3,478,319

Liabilities
Deposits	$2,525,704	$—	$—	$(1,319)	$2,524,385	$2,059,373
Other borrowed funds	1,350,800	545,265	—	—	1,896,065	755,076
Convertible subordinated debt	—	—	—	—	—	27,049
Trust preferred securities	—	—	8,764	—	8,764	—
Accrued interest payable	8,995	830	83	—	9,908	15,974
Loans in process	—	50,209	—	—	50,209	66,924
Due to intercompany	218,407	1,886,791	34,984	(2,140,182)	—	—
Accounts payable and accrued liabilities	13,604	147,637	(14,958)	(1,813)	144,470	157,483

Total liabilities	4,117,510	2,630,732	28,873	(2,143,314)	4,633,801	3,081,879

Commitments and contingencies
Shareholders' equity
Preferred stock, no par (10,000,000 shares authorized, none outstanding)	—	—	—	—	—	—
Common stock, $.01 par (100,000,000 shares authorized, 52,830,921 and 52,671,337 shares issued, respectively)	2,564	741	844	(3,621)	528	540
Additional paid-in capital	303,972	228,197	581,889	(681,953)	432,105	426,446
Retained earnings (deficit)	42,119	66,807	73,953	(147,831)	35,048	(15,119)
Accumulated other comprehensive income, net of tax	4,943	—	—	—	4,943	8,244
Treasury stock, at cost (5,064,267 and 2,934,553 shares, respectively)	—	—	(66,342)	20,521	(45,821)	(23,671)

Total shareholders' equity	353,598	295,745	590,344	(812,884)	426,803	396,440

Total liabilities and shareholders' equity	$4,471,108	$2,926,477	$619,217	$(2,956,198)	$5,060,604	$3,478,319

NetBank, Inc. Consolidated
Selected Financial and Operating Data
(Unaudited and in 000's except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Consolidated:
Net income (loss)	$15,589	$8,517	$40,504	$(28,408)
Total assets	$5,060,604	$3,478,319	$5,060,604	$3,478,319
Total equity	$426,803	$396,440	$426,803	$396,440
Return on average equity	14.72%	8.72%	13.05%	(10.51%)
Return on average assets	1.37%	0.96%	1.28%	(1.09%)
Book value per share	$8.94	$7.97	$8.94	$7.97
Tangible book value per share	$7.99	$7.14	$7.99	$7.14
NetBank, FSB:
Deposits	$2,524,385	$2,061,807
Customers	165,467	150,234
Estimated Capital Ratios:
Tier 1 (core) capital ratio	6.11%	7.28%
Tangible equity ratio	6.11%	7.28%
Tier 1 risk-based capital ratio	8.69%	13.32%
Total risk-based capital ratio	10.05%	14.86%
Asset quality numbers:
CMC Lease portfolio	$80,465	$83,769	$80,465	$83,769
Non-performing loans—HFI	3,723	8,756	3,723	8,756
Non-performing loans—HFS (1)	21,441	35,412	21,441	35,412

Non-performing loans—total	105,629	127,937	105,629	127,937
Other real estate owned(2)	2,807	2,304	2,807	2,304

Total non-performing assets	$108,436	$130,241	$108,436	$130,241
Allowance for credit losses (ALLL)	$42,503	$47,528	$42,503	$47,528
Net charge-offs	$(1,724)	$(5,683)	$(4,207)	$(7,418)
Asset quality ratios:
Non-performing assets / average assets	2.38%	3.44%	2.76%	3.61%
ALLL / total non-performing assets	39.20%	36.49%	39.20%	36.49%
ALLL / loan and lease receivables	2.54%	4.72%	2.54%	4.72%
Net charge-offs / total assets (annualized)	0.14%	0.65%	0.17%	0.43%

Mortgage Banking:

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Production Activity:
Retail	$874,406	$628,669	$2,484,502	$1,636,097
Correspondent	2,678,439	1,686,094	7,074,378	2,978,448
Wholesale	1,298,672	810,528	3,926,407	1,377,670
RMS	240,973	67,184	599,915	124,557

Total agency-eligible	5,092,490	3,192,475	14,085,202	6,116,772
Non-conforming	589,033	433,559	1,555,274	908,113

Total	$5,681,523	$3,626,034	$15,640,476	$7,024,885

Sales Activity:
Third party sales	$4,377,576	$3,440,597	$12,313,104	$6,949,565
Sales to the retail bank	543,466	—	1,023,180	—

Total sales	$4,921,042	$3,440,597	$13,336,284	$6,949,565

Pipeline:
Locked mortgage loan pipeline	$1,389,535	$2,087,374
Mortgage application pipeline	2,010,190	1,796,467

Total Pipeline	$3,399,725	$3,883,841

UPB of loans serviced:	$16,815,069	$10,542,164

(1)
Held for sale assets are carried at the lower of cost or market (LOCOM). LOCOM adjustments, under GAAP, are direct reductions of the assets' carrying value and any allowance is a direct reduction of principal balance.

(2)
Other real estate owned is carried at net realizable value.

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NetBank, Inc. Reports $.32 EPS for Third Quarter 2003